Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

September 19, 2011

iPath®

iPATH® EXCHANGE TRADED NOTES (ETNs)

Product List as of September 2011

	TICKER	YEARLY FEE[1]	MATURITY DATE
iPATH ALTERNATIVE ETNs			
iPath® Global Carbon ETN	GRN	0.75%	6/24/38
iPath® S&P 500 VIX Short-Term Futures™ ETN	VXX	0.89%	1/30/19
iPath® S&P 500 VIX Mid-Term Futures™ ETN	VXZ	0.89%	1/30/19
iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN	XXV	0.89%	7/17/20
iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN (II)	IVOP	0.89%	9/20/21
iPath® S&P 500 Dynamic VIX ETN	XVZ	0.95%	8/18/21
iPATH COMMODITY ETNs			
BROAD			
iPath® Pure Beta Broad Commodity ETN	BCM	0.75%	4/18/41
iPath® Dow Jones–UBS Commodity Index Total Return℠ ETN	DJP	0.75%	6/12/36
iPath® Pure Beta S&P GSCI®-Weighted ETN	SBV	0.75%	4/18/41
iPath® S&P GSCI® Total Return Index ETN	GSP	0.75%	6/12/36
SECTOR			
iPath® Pure Beta Agriculture ETN	DIRT	0.75%	4/18/41
iPath® Dow Jones–UBS Agriculture Subindex Total Return℠ ETN	JJA	0.75%	10/22/37
iPath® Pure Beta Energy ETN	ONG	0.75%	4/18/41
iPath® Dow Jones–UBS Energy Subindex Total Return℠ ETN	JJE	0.75%	10/22/37
iPath® Pure Beta Grains ETN	WEET	0.75%	4/18/41
iPath® Dow Jones–UBS Grains Subindex Total Return℠ ETN	JJG	0.75%	10/22/37
iPath® Pure Beta Industrial Metals ETN	HEVY	0.75%	4/18/41
iPath® Dow Jones–UBS Industrial Metals Subindex Total Return℠ ETN	JJM	0.75%	10/22/37
iPath® Pure Beta Livestock ETN	LSTK	0.75%	4/18/41
iPath® Dow Jones–UBS Livestock Subindex Total Return℠ ETN	COW	0.75%	10/22/37
iPath® Pure Beta Precious Metals ETN	BLNG	0.75%	4/18/41
iPath® Dow Jones–UBS Precious Metals Subindex Total Return℠ ETN	JJP	0.75%	6/24/38
iPath® Pure Beta Softs ETN	GRWN	0.75%	4/18/41
iPath® Dow Jones–UBS Softs Subindex Total Return℠ ETN	JJS	0.75%	6/24/38
SINGLE COMMODITIES			
iPath® Pure Beta Aluminum ETN	FOIL	0.75%	4/18/41
iPath® Dow Jones–UBS Aluminum Subindex Total Return℠ ETN	JJU	0.75%	6/24/38
iPath® Pure Beta Cocoa ETN	CHOC	0.75%	4/18/41
iPath® Dow Jones–UBS Cocoa Subindex Total Return℠ ETN	NIB	0.75%	6/24/38
iPath® Pure Beta Coffee ETN	CAFE	0.75%	4/18/41
iPath® Dow Jones–UBS Coffee Subindex Total Return℠ ETN	JO	0.75%	6/24/38
iPath® Pure Beta Copper ETN	CUPM	0.75%	4/18/41
iPath® Dow Jones–UBS Copper Subindex Total Return℠ ETN	JJC	0.75%	10/22/37
iPath® Pure Beta Cotton ETN	CTNN	0.75%	4/18/41
iPath® Dow Jones–UBS Cotton Subindex Total Return℠ ETN	BAL	0.75%	6/24/38

1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated and any other applicable costs, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

2. Closed to further issuances.

iPATH COMMODITY ETNs (Continued)	TICKER	YEARLY FEE[1]	MATURITY DATE
SINGLE COMMODITIES (Continued)			
iPath® Pure Beta Lead ETN	LEDD	0.75%	4/18/41
iPath® Dow Jones–UBS Lead Subindex Total Return℠ ETN	LD	0.75%	6/24/38
iPath® Seasonal Natural Gas ETN	DCNG	0.75%	4/18/41
iPath® Dow Jones–UBS Natural Gas Subindex Total Return℠ ETN[2]	GAZ	0.75%	10/22/37
iPath® Pure Beta Nickel ETN	NINI	0.75%	4/18/41
iPath® Dow Jones–UBS Nickel Subindex Total Return℠ ETN	JJN	0.75%	10/22/37
iPath® Dow Jones–UBS Platinum Subindex Total Return℠ ETN[2]	PGM	0.75%	6/24/38
iPath® Pure Beta Sugar ETN	SGAR	0.75%	4/18/41
iPath® Dow Jones–UBS Sugar Subindex Total Return℠ ETN	SGG	0.75%	6/24/38
iPath® Dow Jones–UBS Tin Subindex Total Return℠ ETN	JJT	0.75%	6/24/38
iPath® Pure Beta Crude Oil ETN	OLEM	0.75%	4/18/41
iPath® S&P GSCI® Crude Oil Total Return Index ETN	OIL	0.75%	8/14/36

iPATH EMERGING MARKET ETN

iPath® MSCI India Index℠ ETN[2]	INP	0.89%	12/18/36

iPATH EXCHANGE RATE ETNs

iPath® EUR/USD Exchange Rate ETN	ERO	0.40%	5/14/37
iPath® GBP/USD Exchange Rate ETN	GBB	0.40%	5/14/37
iPath® JPY/USD Exchange Rate ETN	JYN	0.40%	5/14/37

iPATH FIXED INCOME ETNs

iPath® US Treasury Steepener ETN	STPP	0.75%	8/13/20
iPath® US Treasury Flattener ETN	FLAT	0.75%	8/13/20
iPath® US Treasury 2-year Bull ETN	DTUL	0.75%	8/13/20
iPath® US Treasury 2-year Bear ETN	DTUS	0.75%	8/13/20
iPath® US Treasury 5-year Bull ETN	DFVL	0.75%	7/12/21
iPath® US Treasury 5-year Bear ETN	DFVS	0.75%	7/12/21
iPath® US Treasury 10-year Bull ETN	DTYL	0.75%	8/13/20
iPath® US Treasury 10-year Bear ETN	DTYS	0.75%	8/13/20
iPath® US Treasury Long Bond Bull ETN	DLBL	0.75%	8/13/20
iPath® US Treasury Long Bond Bear ETN	DLBS	0.75%	8/13/20

iPATH LEVERAGED EQUITY ETNs

iPath® Long Extended Russell 1000® TR Index ETN	ROLA	0.50%	11/30/20
iPath® Short Extended Russell 1000® TR Index ETN	ROSA	0.50%	11/30/20
iPath® Long Extended Russell 2000® TR Index ETN	RTLA	0.50%	11/30/20
iPath® Short Extended Russell 2000® TR Index ETN	RTSA	0.50%	11/30/20
iPath® Long Enhanced MSCI EAFE® Index ETN	MFLA	0.80%	11/30/20
iPath® Short Enhanced MSCI EAFE® Index ETN	MFSA	0.80%	11/30/20
iPath® Long Enhanced MSCI Emerging Markets Index ETN	EMLB	0.80%	11/30/20
iPath® Short Enhanced MSCI Emerging Markets Index ETN	EMSA	0.80%	11/30/20
iPath® Long Extended S&P 500® TR Index ETN	SFLA	0.35%	11/30/20
iPath® Short Extended S&P 500® TR Index ETN	SFSA	0.35%	11/30/20
iPath® Long Enhanced S&P 500 VIX Mid-Term Futures™ ETN (II)	VZZB	0.89%	7/12/21

iPATH STRATEGY ETNs

iPath® CBOE S&P 500 BuyWrite Index℠ ETN	BWV	0.75%	5/28/37
iPath® Optimized Currency Carry ETN	ICI	0.65%	1/28/38

All iPath ETNs trade on NYSE Arca℠ and are eligible for short sales.

1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated and any other applicable costs, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

2. Closed to further issuances.

With short sales, an investor faces the potential for unlimited losses as the security's price rises. An investment in iPath ETNs involves risks, including possible loss of principal. If specified in the relevant prospectus, Barclays Bank PLC as issuer may redeem a series of Securities (in whole but not in part) at its sole discretion on any trading day on or after the inception date until and including maturity. See the relevant prospectus for more information regarding the risks associated with Barclays Bank PLC's right to redeem the Securities. For a description of the main risks see "Risk Factors" in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the iPath ETNS.

iPath ETNs (the "Securities") are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment and illiquidity. Investing in the Securities is not equivalent to investing directly in an index or in any particular index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the level of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. **Sales in the secondary market may result in significant losses.**

The Dow Jones-UBS Commodity Indexes℠ are a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC ("CME Indexes"), and UBS Securities LLC ("UBS Securities"), and have been licensed for use. "Dow Jones®," "DJ," "Dow Jones Indexes," "UBS," "Dow Jones-UBS Commodity Index℠," "DJ-UBSCI℠," "Dow Jones-UBS Commodity Index Total Return℠," "Dow Jones-UBS Agriculture Subindex Total Return℠," "Dow Jones-UBS Aluminum Subindex Total Return℠," "Dow Jones-UBS Cocoa Subindex Total Return℠," "Dow Jones-UBS Coffee Subindex Total Return℠," "Dow Jones-UBS Copper Subindex Total Return℠," "Dow Jones-UBS Cotton Subindex Total Return℠," "Dow Jones-UBS Energy Subindex Total Return℠," "Dow Jones-UBS Grains Subindex Total Return℠," "Dow Jones-UBS Industrial Metals Subindex Total Return℠," "Dow Jones-UBS Lead Subindex Total Return℠," "Dow Jones-UBS Livestock Subindex Total Return℠," "Dow Jones-UBS Natural Gas Subindex Total Return℠," "Dow Jones-UBS Nickel Subindex Total Return℠," "Dow Jones-UBS Platinum Subindex Total Return℠," "Dow Jones-UBS Precious Metals Subindex Total Return℠," "Dow Jones-UBS Softs Subindex Total Return℠," "Dow Jones-UBS Sugar Subindex Total Return℠" and "Dow Jones-UBS Tin Subindex Total Return℠" are servicemarks of Dow Jones Trademark Holdings, LLC ("Dow Jones"), and UBS AG ("UBS AG"), as the case may be, have been licensed to CME Indexes and have been sub-licensed for use for certain purposes by Barclays Bank PLC. The Securities based on the indexes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME Indexes, or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities based on the indexes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities based on any of the indexes particularly.

The MSCI indexes are the exclusive property of MSCI, Inc. ("MSCI"). MSCI and the MSCI index names are servicemark(s) of MSCI or its affiliates, and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The relevant pricing supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or servicemark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI's permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

"S&P GSCI®," "S&P GSCI® Index," "S&P GSCI® Total Return Index," "S&P GSCI® Commodity Index" and "S&P GSCI® Crude Oil Total Return Index" are trademarks of Standard & Poor's Financial Services LLC ("S&P") and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P does not make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P GSCI® to track general stock market performance.

"Standard & Poor's®," "S&P®," "S&P 500®," "Standard & Poor's 500™" and "500" are trademarks of S&P, and "BuyWrite" and "CBOE" are trademarks of the Chicago Board Options Exchange, Incorporated ("CBOE"). These marks have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE and neither S&P nor the CBOE make any representation regarding the advisability of investing in the Securities.

"Standard & Poor's®," "S&P®," "S&P 500®," "Standard & Poor's 500™," "S&P 500 VIX Short-Term Futures™," "S&P 500 VIX Mid-Term Futures™" and "S&P 500® Dynamic VIX Futures™," trademarks of S&P, have been licensed for use by Barclays Bank PLC. "VIX" is a registered trademark of the Chicago Board Options Exchange, Incorporated ("CBOE"), and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or in the ability of either index to track market performance.

"Barclays Capital Intelligent Carry Index™" and the "USD Intelligent Carry Index™" are trademarks of Barclays Bank PLC.

"Barclays Capital Global Carbon Index™" and "Barclays Capital Global Carbon Index Total Return™" are trademarks of Barclays Bank PLC.

"Barclays Capital US Treasury 2Y/10Y Yield Curve Index™," "Barclays Capital 2Y US Treasury Futures Targeted Exposure Index™," "Barclays Capital 5Y US Treasury Futures Targeted Exposure Index™," "Barclays Capital 10Y US Treasury Futures Targeted Exposure Index™" and "Barclays Capital Long Bond US Treasury Futures Targeted Exposure Index™" are trademarks of Barclays Bank PLC.

"Russell 1000® Index" and "Russell 2000® Index" are trademarks of Frank Russell Company and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Securities.

Each of the Barclays Capital commodities indices referenced herein is a trademark of Barclays Bank PLC.

©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 2216-04_PRD_v01TP_9/11

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